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                                 EXHIBIT 10 (B)



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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of December 1, 1989, and amended and restated as of April 17, 1997, by and between Union Planters Corporation ("UPC") with offices at 67 Madison Avenue, Memphis, Tennessee and Jackson W. Moore, a resident of Memphis, Tennessee (hereinafter referred to as "Officer").

                              W I T N E S S E T H:

         WHEREAS, it is the intention and desire of the parties to enter into a formal agreement whereby two principal purposes will be served, to wit:

         A. UPC will have the benefit of the employment of Officer during the period covered by this Agreement; and

         B. Officer will be an executive of UPC during the Period hereinafter defined.

         NOW, THEREFORE, in consideration of the employment of Officer by UPC, of the mutual promises, covenants, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   SECTION 1
                              EMPLOYMENT AND TERM

         1.1 Employment. UPC hereby employs Officer, and Officer hereby accepts such employment to perform the duties described in Section 2 of this Agreement.

         1.2 Term.

             (a) Base Term. The current term of employment is scheduled to expire on December 31, 1999, unless such term of employment is extended or terminated by agreement of the parties or as provided herein.

             (b) Extended Term if Acquired. Notwithstanding any other provision hereof to the contrary, this Agreement shall be renewable for one (1) additional three (3) year term, at Officer's option, exercisable by him immediately prior to, upon or at any time following the occurrence of any one of the following events (a "Change in Control"):

                           (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 25% or more of either (A) the then outstanding shares of common stock





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         of UPC (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of UPC entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from UPC, (x) any acquisition by UPC, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by UPC or any corporation controlled by UPC, or (z) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection
         (iii) of this Section 1.2(b); or

                           (ii) Individuals who, as of the date hereof, constitute the Board of Directors of UPC (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by UPC's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                           (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of UPC (a "Business Combination"), in each case, unless, following such Business Combination,

                                    (A) all or substantially all of the
                  individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns UPC or all or substantially all of UPC's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

                                    (B) no Person (excluding any corporation
                  resulting from such Business Combination or any employee benefit plan (or related trust) of UPC or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination




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                  or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

                                    (C) at least a majority of the members of
                  the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

         The renewal term shall commence on the later of (i) the date of notice of said three-year renewal, or (ii) the date of the Change in Control, and any remaining period of the current employment term, and any extension thereof, shall be canceled.

                  (c) Self-Termination after Change in Control. Notwithstanding any other provision herein to the contrary, upon a Change in Control and exercise of the option to renew for three (3) years, Officer may at any time thereafter during the extended term of this Agreement, at his sole discretion, resign from employment hereunder without penalty upon 90 days written notice setting forth the effective date of said resignation. Upon resignation of Officer, Officer shall be entitled to receive a lump sum payment equal to (i) three (3) times Officer's Final Average Earnings (as defined in the following sentence), plus (ii) any Tax Gross-Up Payment payable under Sections 1.2(e) and
(f). For purposes of this Agreement, Officer's Final Average Earnings shall be the sum of (i) his highest base salary in effect during any calendar year preceding his termination of employment, including the year in which such termination occurs, and (ii) his highest annual bonus payable with respect to any calendar year preceding his termination of employment, including the year in which such termination occurs. Said lump sum payment shall be payable in cash on the effective date of Officer's resignation. If for any reason the lump sum payment is not paid on the date specified, then, in addition to the lump sum payment, UPC shall pay interest thereon at the maximum rate permissible by law and shall continue to pay Officer monthly compensation, which shall not be a credit against the lump sum payment, in an amount equal to one-twelfth (1/12) of Officer's Final Average Earnings until such lump sum is paid.

                  (d) Annual Extension. On December 31 of each year, unless UPC notifies Officer that his employment under this Agreement will not be extended, his employment under this Agreement shall automatically be extended for a one
(1) year period from such term set forth in Section 1.2(a) on the same terms and conditions as are set forth herein; provided, however, that the term of this Agreement may be extended only to such time as will provide for a term ending at age sixty-five (65) years. If UPC elects not to extend Officer's employment under this Agreement, as provided in the preceding sentence, it shall do so by notifying Officer in writing within sixty (60) days prior to the applicable December 31 date. If UPC so elects not to extend Officer's employment under this Agreement, Officer shall have the right to either remain as an employee for the remaining term of this Agreement (subject to Officer's right to extend this Agreement under Section 1.2(b) at any time during the remaining term if a Change in Control has occurred or shall occur) or terminate this Agreement at any time during said term and receive in a lump sum on the date of termination an amount equal to




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three (3) times his Final Average Earnings (as defined in Section 1.2(c)), plus any Tax Gross-Up Payments required by Sections 1.2(e) and 1.2(f). If for any reason the lump payment is not paid on the date specified, then, in addition to the lump sum payment, UPC shall pay interest thereon at the maximum rate permissible by law and shall continue to pay Officer monthly compensation, which shall not be a credit against the lump sum payment, in an amount equal to one-twelfth (1/12) of Officer's Final Average Earnings until such lump sum payment is paid. UPC shall also pay to Officer such termination bonus as the UPC Board of Directors may, in its discretion, determine. Officer's date of termination shall be the December 31 following his election to terminate this Agreement. Additionally, in the event this Agreement is not extended, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Officer under all stock incentive plans of UPC shall immediately vest and be exercisable by Officer and all restrictions thereon shall lapse.

           (e) Income Tax Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event any payment or distribution by UPC to or for the benefit of Officer, or any acceleration of any benefit (whether paid or payable, distributed or distributable, or accelerated pursuant to the terms of this Agreement or otherwise) is paid or payable, distributed or distributable, or accelerated by reason of there having occurred a Change in Control, including without limitation (i) any lump-sum, interest or compensation-continuation payments under Section 1.2(c) of this Agreement, (ii) a cash-out of options (including previously vested options) or an acceleration of options pursuant to Section 4.3(b) following a Change in Control, (iii) any income tax liability associated with stock options or restricted stock accelerated by a Change in Control, (iv) any SERP or deferred compensation payments accelerated by a Change in Control, (v) the payment or receipt of any other benefit (cash or stock) triggered or accelerated by a Change in Control, and (vi) an Excise Tax Gross-Up Payment under Section 1.2(f) below (in any such case, a "Change in Control Benefit"), then Officer shall be entitled to receive an additional payment (an "Income Tax Gross-Up Payment") in an amount equal to the federal, state and local taxes (including income taxes and social security, FICA, FUTA and other employment taxes) owed by Officer with respect to such Change in Control Benefit such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any taxes (and any interest and penalties imposed with respect thereto) imposed upon the Income Tax Gross-Up Payment, Officer retains an amount of the Income Tax Gross-Up Payment equal to the federal, state and local taxes (including income taxes and social security, FICA, FUTA and other employment taxes) imposed upon the Change in Control Benefit.

           (f) Excise Tax Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by UPC to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 1.2(f)) (a "Parachute Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are



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incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (an "Excise Tax Gross-Up Payment") in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, Officer retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

           (g)  Calculation and Adjustment of Tax Gross-Up Payments.

           (i) Subject to the provisions of Section 1.2(g)(ii), all determinations required to be made under Sections 1.2(e) and 1.2(f), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Price Waterhouse LLP or such other nationally recognized public accounting firm as may be designated by Officer (the "Accounting Firm") which shall provide detailed supporting calculations both to UPC and Officer within 15 business days of the receipt of notice from Officer that there has been a Change in Control Payment or a Parachute Payment, or such earlier time as is requested by UPC. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, Officer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by UPC. Any Income Tax Gross-Up Payment or Excise Tax Gross-Up Payment, as determined pursuant to Section 1.2(e) or 1.2(f), shall be paid by UPC to Officer within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon UPC and Officer. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments which will not have been made by UPC should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that UPC exhausts its remedies pursuant to Section 1.2(g)(ii) and Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by UPC to or for the benefit of Officer.

           (ii) Officer shall notify UPC in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by UPC of the Income Tax Gross-Up Payment or the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Officer is informed in writing of such claim and shall apprise UPC of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to UPC (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If UPC notifies



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Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

                           (A) give UPC any information reasonably requested by
                  UPC relating to such claim,

                           (B) take such action in connection with contesting
                  such claim as UPC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by UPC,

                           (C) cooperate with UPC in good faith in order
                  effectively to contest such claim, and

                           (D) permit UPC to participate in any proceedings
                  relating to such claim;

provided, however, that UPC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 1.2(g)(ii), UPC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as UPC shall determine; provided, however, that if UPC directs Officer to pay such claim and sue for a refund, UPC shall advance the amount of such payment to Officer, on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, UPC's control of the contest shall be limited to issues with respect to which an Income Tax Gross-Up Payment or Excise Tax Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (iii)If, after the receipt by Officer of an amount advanced by UPC pursuant to Section 1.2(g)(ii), Officer becomes entitled to receive any refund with respect to such claim, Officer shall (subject to UPC's complying with the requirements of Section 1.2(g)(ii)) promptly pay to UPC the amount of such refund (together with any interest paid or credited thereon




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after taxes applicable thereto). If, after the receipt by Officer of an amount advanced by UPC pursuant to Section 1.2(g)(ii), a determination is made that Officer shall not be entitled to any refund with respect to such claim and UPC does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Income Tax Gross-Up Payment or Excise Tax Gross-Up Payment required to be paid.

                                   SECTION 2
                                     DUTIES

         2.1 General Duties. Officer shall serve UPC as President and Chief Operating Officer, and as an executive officer of any subsidiary of UPC to which he may be elected. Officer shall also be a member of the Boards of Directors of UPC, and Bank, and such other Boards of subsidiaries to which he may be elected. He shall also be a member of the Executive Committee of UPC and Bank, and such other committees of the Boards of UPC, Bank and subsidiaries to which he may be appointed. He shall perform such duties and responsibilities as are customarily performed by persons acting in such capacities.

         2.2 Extent of Service. During the term hereof, Officer agrees to devote substantially his entire time, attention and skill to the performance of his duties as President and Chief Operating Officer of UPC. UPC recognizes that Officer serves on several civic and corporate boards and that such service does not conflict with the duties outlined above.

         2.3 Best Efforts. Officer agrees that he will, at all times, faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him by the Boards of Directors as described above.

         2.4 Location. The duties of Officer shall be performed at UPC's executive offices in the reasonable vicinity of Memphis, Tennessee. The permanent location of the duties Officer is to perform shall not be moved without Officer's consent. Officer shall also on a temporary basis perform such duties at such other place or places as the Board of Directors of UPC shall reasonably designate or as the interests or opportunities of the Board of Directors of UPC shall reasonably require.

                                   SECTION 3
                                  COMPENSATION

         3.1 Annual Base Salary. UPC shall pay Officer, and Officer shall accept from UPC, in full payment for Officer's services hereunder, an annual base salary in the minimum amount of Four Hundred Fifty-Five Thousand Dollars ($455,000), payable twice monthly in periodic equal installments during the year, which annual base salary shall be reviewed at least annually and may be increased from time to time as determined by the Board of Directors of UPC.



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         3.2 Stock Options. Officer shall be entitled to participate in all of
UPC's stock option programs. Based upon satisfactory performance, it is anticipated that Officer will be granted additional stock options from time to time, such additional grants to be considered on an annual basis. Officer shall be granted full protection against dilution of such options as is provided under the terms of the Stock Option Plans. In the event of a Change in Control as defined in Section 1.2(b), or if UPC elects not to extend Officer's employment under Section 1.2(d), then all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Officer under all stock incentive plans of UPC shall immediately vest and be exercisable by Officer and all restrictions thereon shall lapse. Also, in the event of a Change in Control, any stock or stock equivalents held in a deferred account on behalf of Officer shall become immediately payable.

             UPC shall take such action as may be necessary from time to time to allow Officer to sell all stock issuable upon exercise of Officer's options free of resale restrictions, including but not limited to the grant to Officer of piggyback registration rights with respect to such stock. Such sales may only be made under all existing securities laws.

         3.3 Reimbursement of Expenses. UPC shall reimburse Officer for such reasonable out-of-pocket expenses necessarily incurred by Officer while rendering the services contemplated hereunder, and shall provide an appropriate automobile to be used by Officer in the conduct of the business of UPC.

         3.4 Tax Withholdinqs. UPC shall deduct from the regular monthly compensation payable to Officer all federal, state and local income tax, social security, FICA, FUTA, and other withholdings as required by law.

         3.5 Annual Incentive Bonus, Executive Stock and Deferred Compensation Plans. During the term hereof, and any renewal, Officer shall be eligible for participation in any of UPC's and Bank's incentive bonus programs, executive stock and deferred compensation plans. Bonuses for less than a full year of service may be granted at the discretion of the Board. Any such bonuses shall be paid within 90 days of the close of the fiscal year.

         3.6 Annual Vacation. Officer shall be entitled to an annual vacation period as set forth in UPC Personnel Policies Manual No. 5.04, as amended from time to time.

         3.7 Other Fringe Benefits. Officer shall have the following fringe benefit programs made available to him: hospital and major medical coverage, including dependent coverage; short term and long term disability and life insurance. Officer shall also be entitled to participate in such other fringe benefit programs as UPC shall have or shall make available from time to time to senior executives. Further, UPC agrees to pay for or reimburse Officer for expenses, including dues, for clubs of which Officer is a member, the facilities of which Officer shall use from time to time in holding various company functions or entertaining company employees, customers or guests.




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                                   SECTION 4
                                  TERMINATION

      4.1 Termination by UPC. UPC may at any time terminate this Agreement and the employment of Officer for Cause. For the purposes of this Agreement, "Cause" shall mean:

           (i) the willful and continued failure by Officer to substantially perform his duties with UPC or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Officer by the Board of Directors of UPC, which demand specifically identifies the manner in which Officer has not substantially performed his duties, and Officer fails to comply with such demand within a reasonable time, or

           (ii) the willful engaging by Officer in gross misconduct which is materially and demonstrably injurious to UPC.

      For purposes of this provision, no act or failure to act, on the part of Officer, shall be considered "willful" or "gross misconduct" unless it is done, or omitted to be done, by Officer in bad faith or without reasonable belief that Officer's action or omission was in the best interests of UPC. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of UPC or based upon the advice of counsel for UPC shall be conclusively presumed to be done, or omitted to be done, by Officer in good faith and in the best interests of UPC. The cessation of employment of Officer shall not be deemed to be for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of UPC at a meeting of the Board called and held for that purpose (after reasonable notice to Officer, and an opportunity for Officer, together with counsel of his choice, to be heard before the Board), finding that, in good faith opinion of the Board, Officer is guilty of the conduct set forth above in clauses (i) or (ii) of this Section 4.1, and specifying the particulars thereof in reasonable detail.

      4.2 Effect on Parties.

         (a) Termination for Cause. If UPC terminates this Agreement as specified in 4.1 above then the rights of Officer after such termination shall be as follows:

                  (i) Officer's salary which may have accrued through termination and annual incentive bonus if such has been approved but not paid shall be paid;

                  (ii) Officer shall be entitled to the option cash-out or acceleration rights selected by UPC under Section 4.3(a) below.

         (b) Termination by Resignation. If UPC notifies Officer of its election, under Section 1.2(d), not to extend Officer's employment, then Officer shall have the option




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cash-out or acceleration rights specified in Section 4.3(b) below together with the rights specified under Section 1.2(d).

                  (c) Death or Disability. Upon Officer's death or Disability (as defined below), then Officer's rights shall be as follows:

                           (i) Officer's salary which may have accrued through
                  termination and annual incentive bonus if such has been approved but not paid shall be paid; and

                           (ii) Officer shall have the option cash-out or
                  acceleration rights specified in Section 4.3(b) below; and

                           (iii) Officer shall be titled to receive a lump sum
                  equal to three times his Final Average Earnings, payable within 30 days of the date of death or termination of employment by reason of Disability.

                           For purposes of this Agreement, "Disability" means a
                  mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under UPC's employee long-term disability plan, if any. At any time that UPC does not maintain such a long-term disability plan, Disability shall mean the inability of Officer, as determined by the Board, to substantially perform his regular duties and responsibility due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

                  (d) Survival of Certain Obligations. Any termination by UPC pursuant to Section 4.1 above shall not terminate UPC's rights and Officer's obligations under the Confidential Information, Assistance in Litigation or Arbitration Sections in this Agreement.

         4.3      Option Cash-Out or Acceleration Rights.

                  (a) If UPC terminates Officer's employment pursuant to
Section 4.1, UPC shall have the option to, within 90 days after the effective date of such termination, or such longer period as may be necessary under applicable laws including Section 16(b) of the Exchange Act relating to short swing profits, either (i) effect a cash lump sum settlement equal to the "spread" between the exercise price of the UPC stock options (vested or unvested) held by Officer as of the date of notice of termination and the closing trade price on NYSE (or the fair market value of UPC's stock, as determined by the Board, if no longer traded on the NYSE) as of the date of such termination, or (ii) declare all UPC stock options issued to Officer fully vested and exercisable by Officer within a one-year period from the date of notice of termination.

                  (b) If UPC terminates Officer's employment pursuant to
Section 4.2(b) or 4.2(c), or if Officer self-terminates under Section 1.2(c) or 1.2(d), Officer or his Estate shall have the right to elect in writing within 90 days after the effective date of such termination,



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either (i) a cash lump sum from UPC equal to the "spread" between the exercise price of the UPC stock options (vested or unvested) held by Officer as of the date of notice of termination and the closing trade price on NYSE (or the fair market value of UPC's stock, as determined by the Board, if no longer traded on the NYSE) as of the date of such termination, or (ii) full vesting of all UPC stock options issued to Officer and the right to exercise each such option from the date of termination through the remaining term of the option.

         4.4 Resignation by Officer Absent a Change in Control or Non-Renewal. Aside from Officer's rights under Sections 1.2(c) and 1.2(d), Officer may terminate his employment hereunder, upon 90 days written notice, and such termination shall terminate all of Officer's rights hereunder, and such termination shall not affect UPC's rights hereunder. It is understood that a resignation by Officer under Sections 1.2(c) or (d) shall not be construed as a termination under this Section.

                                   SECTION 5
                            CONFIDENTIAL INFORMATION

         5.1 Officer recognizes that UPC's and Bank's business interests require a fiduciary relationship between UPC, Bank and Officer and the fullest practical protection and confidential treatment of the confidential information relating to UPC and Bank. Officer acknowledges the reasonableness, in the context of UPC's business, of the promises herein made and recognizes a just purpose in UPC's protecting its confidential information. Officer acknowledges that in the course of his association with UPC he may have in the past or may in the future receive certain lists of UPC's prospective acquisition and management agreements and other confidential information and knowledge concerning the business of UPC (hereinafter collectively referred to as "information") which UPC desires to protect. Officer understands that such information is confidential and agrees not to reveal such information to anyone outside UPC so long as the confidential or secret nature of the information shall continue.

                                   SECTION 6
                            ASSISTANCE IN LITIGATION

         6.1 Officer shall, upon reasonable notice, furnish such information and assistance to UPC as may reasonably be required by UPC in connection with any litigation in which UPC or any of its subsidiaries or affiliates is, or may become, a party.

                                   SECTION 7
                                  ARBITRATION

         7.1 Methods. Any difference, claims or matters in dispute arising among the parties out of this Agreement or connected herewith shall be submitted by them to arbitration before a panel of three arbitrators selected as follows: each party shall select an arbitrator from the American Arbitration Association's Approved List of Arbitrators. The arbitrators so selected by the parties shall agree upon a third arbitrator and the three so selected shall resolve the dispute under the duly promulgated rules and regulations of the American Arbitration




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

Association or its successor, and the pertinent provisions of the laws of the State of Tennessee, relating to arbitration. The decision of the arbitrators may be entered as a judgment in any Court in the State of Tennessee or elsewhere. Any arbitrator selected who does not have experience relating to the banking and financial services industry shall avail himself of the counsel of an individual who has such experience. Costs of such arbitration shall be borne as specified by the arbitrators.

         7.2 Specific Performance. Notwithstanding Section 7.1 above, all Provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy through arbitration or at law of the other for any actual or threatened breach of this agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of arbitration, litigation, including attorney's fees incurred in connection therewith as may be approved by such arbitrators or court.

                                   SECTION 8
                                 MISCELLANEOUS

         8.1 Assignment by UPC. This Agreement shall inure to the benefit of and be binding upon UPC and its successors and assigns. UPC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of UPC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that UPC would be required to perform it if no such succession had taken place. As used in this Agreement, "UPC" shall mean UPC as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         8.2 Assignment by Officer. This is a personal agreement on the part of Officer and may not be sold, assigned, transferred or conveyed by Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Officer's legal representatives.

         8.3 Entire Agreement. This Agreement contains the entire agreement among the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, among the parties as to the subject matter covered.

         8.4 Severability. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement had been originally executed without including the invalid part.

         8.5 Governing Law. This Agreement and its performance shall be interpreted and construed in accordance with the laws of the State of Tennessee.

         8.6 Titles. Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

         8.7 Amendments. No changes, alterations, modifications, additions or qualifications to the terms of this Agreement shall be made or be binding unless made in writing and executed by the parties in the same manner as this Agreement.

         8.8 No Waiver. Failure by either party to enforce any right granted by this Agreement shall not constitute a waiver of such right and waiver of any provision of this Agreement shall not constitute a waiver of any other provision.

         8.9 Notices. Any notice, instrument or communication required or permitted under this Agreement shall be deemed to have been effectively given and made if in writing and if served whether by personal delivery to the party for whom it is intended, or by being deposited, postage prepaid, registered or certified mail, return receipt requested, in the United States mail, addressed to the party for whom it is intended at the following addresses:

                           Officer:         Jackson W. Moore
                                            6486 May Creek Cove
                                            Memphis, Tennessee 38119

                           UPC:             Union Planters Corporation
                                            7130 Goodlett Farms Parkway
                                            Memphis, Tennessee 38018
                                            Attn:  Chairman of the Board

         8.10 Full Settlement. UPC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which UPC may have against Officer or others. In no event shall Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Officer obtains other employment. UPC agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses, including arbitration fees, which Officer may reasonably incur as a result of any contest (regardless of the outcome thereof) by UPC, Officer or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Officer about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Agreement, this 17th day of April, 1997.


Attest:                                   UNION PLANTERS CORPORATION


/s/ E. J. House                           By: /s/ M. Kirk Walters
---------------------                        --------------------------------
                                          Title: Senior Vice President and
                                                 Assistant Treasurer

                                             /s/ Jackson W. Moore
                                          -----------------------------------
                                                 Jackson W. Moore

Approved and Acknowledged:

UNION PLANTERS CORPORATION
SALARY AND BENEFITS COMMITTEE


By: /s/ Marvin E. Bruce
   -----------------------------
    Chairman





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